UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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WESTELL TECHNOLOGIES, INC.
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WESTELL TECHNOLOGIES, INC.
750 North Commons Drive
Aurora, Illinois 60504
(630) 898-2500

Notice of Annual Meeting of Stockholders
September 16, 2014

Dear Stockholders:

The 2014 Annual Meeting of Stockholders of Westell Technologies, Inc. (the “Company”) will be held at the Company’s Corporate Headquarters, 750 North Commons Drive, Aurora, Illinois 60504 on Tuesday, September 16, 2014 at 10:00 a.m. Central Daylight Time for the following purposes:

1.	To elect the Board nominated slate of eight directors;

2.	To ratify the appointment of independent auditors;

3.	To conduct an advisory vote to approve executive compensation (“Say-on-Pay”); and

4.	To consider any other matters that may properly come before the meeting.
The Board of Directors (the “Board”) has fixed the close of business on July 21, 2014, as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting.

Pursuant to the rules promulgated by the Securities and Exchange Commission, we have again elected to furnish proxy materials to our stockholders on the Internet. We believe this allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. Please review the instructions with respect to each of your voting options as described in the Proxy Statement and the Notice.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card in the envelope provided.

By Order of the Board of Directors

Thomas P. Minichiello

Senior Vice President, Chief Financial Officer,
Treasurer and Secretary

July 29, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 16, 2014: THE WESTELL TECHNOLOGIES, INC. PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS AND FISCAL YEAR ENDED MARCH 31, 2014, ANNUAL REPORT ARE AVAILABLE AT www.proxyvote.com.

As used in this Proxy Statement, except as the context otherwise requires, the terms “Westell,” the “Company,” “we,” “our,” “ours,” and “us” refers to Westell Technologies, Inc. and its subsidiaries.

WESTELL TECHNOLOGIES, INC.
750 North Commons Drive
Aurora, Illinois 60504
___________

Proxy Statement for the 2014 Annual Meeting of Stockholders
to be held September 16, 2014
___________

To the Stockholders of
WESTELL TECHNOLOGIES, INC.:

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Westell Technologies, Inc. ("Westell" or the "Company") of proxies for the Annual Meeting of Stockholders to be held at the Company’s Corporate Headquarters, 750 North Commons Drive, Aurora, Illinois 60504, on Tuesday, September 16, 2014, at 10:00 a.m. Central Daylight Time for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. As permitted by Securities and Exchange Commission rules, the Company is making this Proxy Statement and its annual report available to its stockholders electronically via the Internet. On or about August 7, 2014, we expect to mail to our stockholders a Notice containing instructions on how to access this Proxy Statement and our annual report and vote online. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

You may vote in person at the meeting or you may vote in advance of the meeting via the Internet, by telephone, or, if you request a paper copy of the proxy materials, by using the proxy card that will be enclosed with those materials.  If you intend to use the proxy card, please mark, date and sign it, and then return it promptly in the postage-paid envelope that comes with the card.  If you intend to vote over the telephone or via the Internet, please follow the instructions on the Notice that you received.  Those instructions are also available at www.proxyvote.com. You may then access these proxy materials and vote your shares over the Internet or by telephone. The Notice contains a control number that you will need to vote your shares over the Internet or by telephone.

Proxies will be voted as specified. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the Board of Directors, FOR the election of the eight directors nominated by the Board of Directors, FOR Proposal No. 2 to ratify the appointment of independent auditors, FOR Proposal No. 3 to approve the compensation of the Company’s named executive officers (“NEOs”), on an advisory basis, and in accordance with the discretion of the persons appointed as proxies on any other matter properly brought before the meeting. A proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Company, by submitting a later dated proxy or by attending the meeting and voting in person.

A majority of the outstanding voting power of our Class A Common Stock and Class B Common Stock entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence or absence of a quorum. A quorum is needed for any proposal to be adopted.

The affirmative vote of the holders of a plurality of the voting power of the Class A Common Stock and Class B Common Stock of the Company, voting together as a single class, and represented in person or by proxy at the meeting is required for the election of directors. The affirmative vote of holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock of the Company, voting together as a single class, represented in person or by proxy at the meeting is required to ratify the appointment of the independent auditors and to approve the advisory vote on the compensation of the NEOs.

If your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote those shares on the proposal to ratify the appointment of the independent auditors, which is considered a “routine” matter. However, on “non-routine” matters such as the election of directors and Proposal 3, your broker must receive voting instructions from you, as it does not have discretionary voting power for these particular items. Therefore, if you are a beneficial owner and do not provide your broker with voting instructions, your shares may constitute broker non-votes with respect to the election of directors and Proposal 3. Broker “non-votes” will have no effect on the outcome of the election of directors, or on Proposal 3. Abstentions will have the same effect as votes against Proposals 2 and 3, and will have no impact on the election of directors.

Expenses incurred in the solicitation of proxies will be borne by the Company. Officers of the Company may make additional solicitations in person, by telephone or other communications, without compensation apart from their normal salaries.

The Annual Report on Form 10-K for the fiscal year ended March 31, 2014 (“fiscal year 2014”) accompanies this Proxy Statement. If you did not receive a copy of the report, you may obtain one at the Internet website listed above or by writing to the Secretary of the Company at the address of the corporate headquarters indicated above.

Only holders of record of our Class A Common Stock or Class B Common Stock at the close of business on July 21, 2014, are entitled to vote at the meeting. As of July 21, 2014, we had outstanding 46,209,317 shares of Class A Common Stock and 13,937,151 shares of Class B Common Stock, and such shares are the only shares entitled to vote at the meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to four votes on each matter to be voted upon at the meeting.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

At the Annual Meeting, eight directors are to be elected to hold office for terms expiring at the next annual meeting of stockholders. Our Bylaws provide that not less than six nor more than ten directors shall constitute the Board of Directors.

The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve. It is intended that the proxies will be voted for the election of the nominees listed below. In the unforeseen event that any such nominee is unable to serve, proxies may be voted for another nominee designated by the Board of Directors.

The terms of Kirk R. Brannock and James M. Froisland will expire at the Annual Meeting. The Company thanks Messrs. Brannock and Froisland for their service on the Board.

Nominees for Election for Terms Expiring at the 2015 Annual Meeting

The following table sets forth certain information with respect to the nominees, all of whom are current members of the Board of Directors.

Name	Age	Principal Occupation and Other Information
Richard S. Gilbert	61
Richard S. Gilbert has served as a Director of the Company, and as its President and Chief Executive Officer, since February 2009. He was appointed Chairman of the Board effective September 17, 2009. Prior to joining the Company, Mr. Gilbert had served since 2005 as President and Chief Executive Officer of Kineto Wireless, Inc. (“Kineto”), a leading provider in Unlicensed Mobile Access technology as well as supporting products that are used to enable Fixed-Mobile Convergence. From 1998 to 2005, Mr. Gilbert was the Chairman and Chief Executive Officer of Copper Mountain Networks. Prior to Copper Mountain, Mr. Gilbert was the President of ADC Kentrox. Additionally, Mr. Gilbert has held numerous senior management positions with companies that include Make Systems, VitaLink Communications Corporation, and IBM Corporation. Mr. Gilbert serves on the board of Kineto. Mr. Gilbert’s senior leadership roles, industry experience, and education qualify him to serve as Chairman of the Company's Board of Directors.

Fared Adib	37
Fared Adib has served as a Director of the Company since July 2014. Mr. Adib is currently the Global Head of Telecom Partnerships at Google Inc., where he is responsible for furthering efforts around the Android ecosystem with telecom and OEM partners globally, a position he has held since April 2014. Previously, Mr. Adib was the Global Chief Product and Innovation Officer at Softbank Mobile and Sprint Corporation, where he led global product strategy, product management, procurement, and marketing from August, 2013 to February, 2014. Mr. Adib also held a variety of executive positions during his 11 year tenure at Sprint Nextel Corporation, including Senior Vice President of Product Development, Device Planning and Operations, Vice President of Sales and Distribution Operations, and several other leadership roles. Mr. Adib previously served on the board of directors of Mindspeed Technologies, which was sold in 2013. Mr. Adib is expected to be appointed to the Audit Committee following the Annual Meeting. Mr. Adib's executive roles, education and his knowledge of the telecommunications industry qualify him to serve as a member of the Board of Directors and as a member of the Audit Committee.

Robert W. Foskett(1)	37
Robert W. Foskett has served as a Director of the Company since September 2009. Mr. Foskett is the Managing Partner and Investment Committee Member of Table Mountain Capital LLC, a private investment company, a position he has served since 2006.  Prior to joining Table Mountain Capital LLC, he served from 2002 to 2006 as a Research Director at L.H. Investments, a private investment company. Mr. Foskett holds a Master of Business Administration from the University of Denver, Daniels College of Business. Mr. Foskett’s investment experience and education qualify him to serve as a member of the Company's Board of Directors and Corporate Governance and Nominating Committee.

J. Thomas Gruenwald	66
J. Thomas Gruenwald has served as a director of the Company since October 2013. Since July 2013, Mr. Gruenwald has served as the Managing Partner at Alliant Formulations, LLC, a leading manufacturer of personal care products requiring complex chemistry and manufacturing processes. Prior to Alliant Formulations Mr. Gruenwald was a managing director at the Global Sentry Group, LLC, a strategic advisory and turnaround firm specializing in small and mid-sized high tech corporations from 2008 to 2012. Mr. Gruenwald has more than 25 years of telecommunications experience. He held a number of senior executive positions at Tellabs, a multi-billion dollar designer and manufacturer of telecommunications systems. During his tenure there, he served in a number of senior executive roles including CTO, Executive Vice President of the broadband networking division, CIO, and Vice President of Human Resources and Quality Systems. Mr. Gruenwald has also served as President and CEO of UNI Quality, Inc., a professional services firm, and held several executive and technical positions with AT&T Bell Laboratories. Prior to that he was Assistant Professor of Physics at the University of Portland in Portland, Oregon. He served for 10 years as director and Chairman of Edward Hospital, was a director of the Illinois Institute of Technology, the Board of Advisors to the Engineering college of Iowa State University and is a trustee of North Central College. He previously served as a Director of Spectrum Control (SPEC, NASDAQ) until 2011. Mr. Gruenwald obtained his undergraduate degree in Physics from the University of Cincinnati, and his Masters degree and Ph.D. in Theoretical Physics from Purdue University. Mr. Gruenwald’s executive experience and his knowledge of the telecommunications industry qualify him to serve as a member of the Board of Directors and as the Chair of the Compensation Committee.

Dennis O. Harris	70
Dennis O. Harris has served as a Director of the Company since January 2010. Mr. Harris completed a nearly 38-year telecommunications career in 2002 as the President of Network Services at SBC Midwest, now a part of AT&T, which provides voice, video, data and broadband delivery services. Mr. Harris possesses a great depth of knowledge of the telecommunications industry and its participants, as well as extensive experience in the areas of operations, sales, customer service, and human resources. He remains active in the industry and continues in advisory roles to a number of companies. Mr. Harris currently serves on the boards of London Medical Management and The R.J. Carroll Company. Mr. Harris has been active in community service and has served on the board of the North Texas Minority Business Development Council and the American Red Cross of Dallas. Mr. Harris’ knowledge of operations, sales, customer service and human resources developed during his career in the telecommunications industry, and his other board experience qualify him to serve on the Board of Directors and as a Member of the Compensation Committee.

Martin D. Hernandez	56
Martin D. Hernandez has served as a Director of the Company since May 2009. Mr. Hernandez is currently the Chief Financial Officer of Kineto Wireless, Inc. (“Kineto”), an innovator and leading supplier of solutions that enable delivery of mobile services over broadband. Mr. Hernandez has served in this position since July 2006. Prior to that, Mr. Hernandez served as President and Chief Operating Officer of Rainmaker Systems, Inc., a leading provider of sales and marketing solutions, from September 2000 to March 2005 and as Rainmaker’s Chief Financial Officer beginning in October 1999. Prior to Rainmaker, he held senior financial and operational roles with Silicon Graphics and Meris Laboratories. Mr. Hernandez received his CPA certificate while in the San Jose office of Price Waterhouse. Mr. Hernandez’s experience as a CPA and Chief Financial Officer as well as his experience in telecom software and technology qualify him to serve on the Board of Directors, Audit Committee and Corporate Governance and Nominating Committee.

Eileen A. Kamerick	56
Eileen A. Kamerick has been a director of Westell since December 2003. From October 2012 to June 2014, Ms. Kamerick served as Chief Financial Officer of Press Ganey Associates, Inc., a recognized leader in health care performance improvement. Currently, Mr. Kamerick lectures at law schools and consults on corporate governance matters. From 2010 to 2012, Ms. Kamerick served as Managing Director and Chief Financial Officer of Houlihan Lokey, an international investment bank and advisory firm. She also served as President of the Houlihan Lokey Foundation, which oversees Houlihan Lokey, Inc.’s charitable activities. From 2008 to 2010, Ms. Kamerick served as Senior Vice President, Chief Financial Officer and Chief Legal Officer of Tecta America Corporation, the largest commercial roofing company in the United States. Prior to joining Tecta America Corporation, she served as Executive Vice President and Chief Financial Officer of BearingPoint, Inc., a management and technology consulting firm from May 2008 to June 2008. On February 18, 2009, BearingPoint, Inc. filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Ms. Kamerick has also served as Chief Financial Officer at numerous leading companies including Heidrick and Struggles International, Inc.; Leo Burnett; and BP Amoco Americas. Ms. Kamerick earned her bachelor's degree in English literature from Boston College, and both her MBA and law degree from The University of Chicago. She serves on the board of Associated Banc-Corp where she Chairs the Audit Committee. She also serves on the Nominating Committees and as Chairperson of the Audit Committees for the boards of certain closed end funds advised by Legg Mason Partners Fund Advisors, LLC. Additionally, she serves on the boards of the Boys and Girls Club of Chicago, Eckerd Alternatives for Youth Board and the Juvenile Protective Association. Ms. Kamerick’s executive experience with public and private companies, her knowledge of corporate governance as well as her service on public company boards qualify her to serve on the Board of Directors and as the Chair of the Audit Committee.

Robert C. Penny III(1)	61
Robert C. Penny III has served as a Director of the Company since September 1998. He has been the managing partner of P.F. Management Co., a private investment company, since May 1980 and is the owner of Eastwood Land & Cattle, a private business. Mr. Penny’s years of service as a board member and his knowledge of the Company's business and technology qualify him to serve as a member of the Board of Directors and as the Chair of the Corporate Governance and Nominating Committee.

(1)	Mr. Foskett is the nephew of Mr. Robert C. Penny III.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ALL OF THE NOMINEES.

PROPOSAL NO. 2:
RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as auditors for the fiscal year ending March 31, 2015 (“fiscal year 2015”). The Board of Directors and the Audit Committee recommend that stockholders ratify the appointment of Ernst & Young. Although we are not required to do so, the Company believes that it is appropriate to request that stockholders ratify the appointment of Ernst & Young as our independent auditors for fiscal year 2015. If stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for the stockholders’ rejection and reconsider the appointment. Representatives of Ernst & Young will attend the Annual Meeting, will be given the opportunity to make a statement, and will be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2015.

PROPOSAL NO. 3:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to the requirements of Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended, the Company is required to submit a proposal to its stockholders for a non-binding advisory vote to approve the compensation of the Company’s NEOs, as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement.

As described in detail below under the heading “Compensation Discussion and Analysis”, the guiding principles of the Company’s compensation policies and decisions seek to align each executive’s compensation with the Company’s business strategy and the interests of our stockholders while providing incentives to attract, motivate and retain key executives who are important to our long-term success. We structure our programs to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with a broad goal of delivering sustained growth in long-term stockholder value. Consistent with this philosophy, a significant portion of the total compensation for each of our executives is performance-based and tied directly to the achievement of defined goals, with short-term and long-term compensation provided in cash and forms of equity. The Compensation Committee has full discretion to reduce final payouts for incentive cash compensation. The Compensation Committee and the Board of Directors believe that our compensation design and practices are effective in helping us to achieve our strategic goals.

Accordingly, the Board of Directors recommends that stockholders support the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement by approving the following advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Although the say-on-pay vote is advisory and not binding, the Board of Directors and the Compensation Committee will consider our stockholders’ perspectives and will evaluate whether any actions are necessary to address those perspectives.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE

Board Leadership Structure and Risk Oversight

The Board believes that its collective experience, knowledge of the Company and familiarity with the industries in which the Company operates, among other things, places the Board in the most favorable position to determine the optimal leadership structure for the Company. The Board has determined that combining the role of the Chairman of the Board and Chief Executive Officer (“CEO”) is the optimal structure for the Company at this time, and that it does not require a designated lead director. The Board believes that the stockholders are best served by Mr. Gilbert occupying both roles, thereby unifying the leadership and direction of the Board with management of the Company. The arrangement also facilitates communication and provides efficiencies.

The Board, as a whole and through its committees, has responsibility for the oversight of risk management. The Company’s officers are responsible for the day-to-day management of the material risks faced by the Company, including the identification of risks, assessment of economic consequences and tradeoffs, and plans and processes for management or mitigation of risk, as appropriate. In its oversight role, the Board is responsible for assuring that risk management processes designed and implemented by management are adequate and functioning as designed. The Company strategies for each business unit identify key risks and uncertainties that are reviewed by the Board at least annually, and the Board of Directors receives regular updates from management regarding the status of key risks facing the Company.

In addition to the role of the full Board, committees of the Board each oversee certain aspects of risk management. The Audit Committee oversees risk management related to financial and financial reporting matters, including the Company’s system of internal controls. The Compensation Committee oversees risks related to compensation policies and practices. The Corporate Governance and Nominating Committee is responsible for overseeing risks related to corporate governance matters and the director nomination process.

Board Committees

During fiscal year 2014, the Board of Directors had a standing Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee.

The members of the committees since the beginning of fiscal year 2014 are identified in the following table:

Director	Audit	Compensation	Corporate Governance and Nominating
Kirk R. Brannock		Member
Robert W. Foskett			Member
James M. Froisland	Member	Member
J. Thomas Gruenwald		Chair (1)
Dennis O. Harris		Chair (2) / Member
Martin D. Hernandez	Member		Member
Eileen A. Kamerick	Chair
Robert C. Penny III			Chair
(1) Effective October 4, 2013, Mr. Gruenwald was appointed as Chair of the Compensation Committee.
(2) Mr. Harris served as Chair of the Compensation Committee through October 4, 2013 and continues to serve as a Member of the Compensation Committee.

The Board of Directors held seven meetings during fiscal year 2014. Each director attended at least 82% of the aggregate number of meetings held by the Board of Directors and of meetings of Board committees on which he or she served in fiscal year 2014. Following the regularly scheduled Board meeting sessions, the non-employee independent directors routinely conduct separate executive sessions. The Board is authorized to directly engage outside consultants and legal counsel to assist and advise them, as needed.

The Audit Committee

The Audit Committee met ten times in fiscal year 2014. The Audit Committee is a separately designated committee of the Board, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee has direct responsibility for appointing, compensating, retaining and overseeing the work of any independent auditors. The Committee also is responsible for reviewing the plan and scope of the annual audit, reviewing our audit functions and systems of control, reviewing and pre-approving audit and permissible non-audit services, reporting to the full Board of Directors regarding all of the foregoing and carrying out the other responsibilities set forth in its charter. The Board of Directors has determined that each member of the Audit Committee is an "audit committee financial expert," as that term is defined in the SEC rules adopted pursuant to the Sarbanes-Oxley Act. The Board of Directors has determined that each current member of the Audit Committee is independent as defined in the NASDAQ listing standards. The Audit Committee charter is available in the corporate governance section under Investors on our website at www.westell.com.

The Compensation Committee

The Compensation Committee met eleven times in fiscal year 2014. In carrying out the Company’s compensation activities, the Compensation Committee is responsible for, among other things, evaluating and setting the compensation for our CEO. Company management is responsible for recommending to the committee the amount of compensation of our other executive officers. On an annual basis, the Compensation Committee approves executive compensation by evaluating base salary, benefits, annual incentive compensation (the “Incentive Plan”) and long-term equity-based incentives. The committee reviews recommendations regarding other executive officers and has the authority to approve or revise such recommendations.  The CEO and other members of management do not participate in deliberations relating to their own compensation.  Under its charter, the Compensation Committee may form and delegate authority to subcommittees as it deems appropriate. For fiscal year 2014, the Compensation Committee reviewed and approved all elements of the compensation packages for each of the Company’s executive officers.

The Compensation Committee has the authority under its charter to hire and pay a fee to consultants and other advisors. As described below, the services of an independent compensation consultant were used to assist the Compensation Committee in evaluating the Company's compensation structure and levels and in establishing the Company’s compensation goals and objectives for fiscal year 2014. The Compensation Committee also reviews director compensation with its compensation consultant and has the responsibility for recommending to the Board the level and form of compensation and benefits for directors.

The Board of Directors has determined that each of the members, who served on the Compensation Committee in fiscal year 2014, is independent as defined in the NASDAQ listing standards.

The Compensation Committee charter is available in the corporate governance section under Investors on our website at www.westell.com.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, which met three times in fiscal year 2014, is responsible for developing the criteria and qualifications for membership on the Board, reviewing and making recommendations to the Board as to whether existing directors should stand for re-election, considering, screening and recommending candidates to fill new or open positions on the Board, recommending Director nominees for approval by the Board and the stockholders, recommending Director nominees for each of the Board’s committees, reviewing candidates recommended by stockholders, and conducting appropriate inquiries into the backgrounds and qualifications of possible candidates. The Corporate Governance and Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating director candidates. The Corporate Governance and Nominating Committee charter is available in the corporate governance section under Investors on our website at www.westell.com.

Risk Management

Westell management and the Compensation Committee view compensation practices as an important element of Enterprise Risk Management.  It is our intention to create incentive structures that reward longer-term, sustainable growth on a profitable basis and that do not encourage inappropriate risk trade-offs and behaviors.  Additionally, we view compensation as an important element in mitigating risks of losing key executives and employees and the concomitant loss of talent and skill required to operate the business. Consistent with SEC disclosure requirements, we have assessed the Company's compensation programs and have concluded that our compensation policies and practices do not encourage or create risks that are reasonable likely to have a material adverse effect on the Company.

Director Nominations

The Corporate Governance and Nominating Committee considers many factors when considering candidates for the Board of Directors and strives for the Board to be comprised of Directors who have a variety of complementary experience and backgrounds and who represent the broad interests of stockholders as a whole.

Important individual factors for Board members and candidates include strength of character, mature judgment, specialized expertise, relevant technical skills, diversity, appropriate education, broad-based business acumen, and a solid understanding of policy setting and strategy assessment. Depending upon the needs of the Board of Directors from time-to-time, certain factors may be weighed more or less heavily by the Corporate Governance and Nominating Committee.

In considering candidates for the Board of Directors, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a recommended nominee. However, the Corporate Governance and Nominating Committee believes that members of the Board of Directors should have high ethical and moral standards, experience and expertise that are relevant to the business, knowledge or interest in our business’ industries and technologies, and sufficient time to devote to Board matters. In addition, the Corporate Governance and Nominating Committee considers independence and whether any candidate has potential conflicts of interest or special interests that could impair his or her ability to effectively represent the interests of all stockholders. In the case of Directors being considered for renomination, the Corporate Governance and Nominating Committee will also take into account the Director's history of attendance at meetings of the Board of Directors or its committees, the Director’s tenure as a member of the Board of Directors, and the Director’s preparation for and contribution to such meetings. In the case of potential nominees, the Corporate Governance and Nominating Committee also considers the individual committee needs and may evaluate candidates in light of requirements and qualifications applicable to each committee, including SEC, stock exchange and other applicable requirements.

Although there is no formal diversity policy, the Corporate Governance and Nominating Committee also considers the diversity of the candidates, and of the Board of Directors as a whole, based on factors such as business and personal background, and potential contributions to the Board of Directors. The Committee and the Board attempt to ensure that the Board of Directors is comprised of individuals with experience in both complementary and differentiated industries, and representing a variety of disciplines, in order to bring diverse business experience, knowledge and perspectives to the Board of Directors.

Mr. Adib, who was elected to the Board of Directors in July 2014, was initially identified as a director candidate by Mr. Hernandez. Mr. Gruenwald, who was elected to the Board of Directors in October 2013 was initially identified as a director candidate by Mr. Gilbert.

Stockholders who wish to suggest qualified candidates should write to the Secretary, Westell Technologies, Inc., 750 North Commons Drive, Aurora, Illinois 60504, specifying the name of any candidates and stating in detail the qualifications of such persons for consideration by the Corporate Governance and Nominating Committee. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation. Stockholders who wish to nominate a director for election at an annual meeting of the stockholders must comply with our bylaws regarding stockholder proposals and nominations. See “Proposals of Stockholders” contained herein.

Attendance at Annual Stockholder Meetings

The Company expects all board members to attend the annual meeting of stockholders, but from time to time, other commitments may prevent a director from attending the meeting. Seven of the eight directors serving at that time attended the most recent annual meeting of stockholders, which was held on September 16, 2013.

Director Independence

In general, the Board determines whether a board member is independent by following the corporate governance rules of the NASDAQ Global Select Stock Market (“NASDAQ”) and the applicable rules of the Securities and Exchange Commission (“SEC”). Our Board of Directors has determined that each of Messrs. Adib, Brannock, Foskett, Froisland, Gruenwald, Harris, Hernandez, and Penny, and Ms. Kamerick are “independent” under the NASDAQ and SEC rules. In making independence determinations, the Board considered the registration rights with respect to the shares of common stock held in the Voting Trust that we have granted to Robert C. Penny III and Robert W. Foskett, as Trustees of the Voting Trust.

Communications with Directors

The Board of Directors has established a process for stockholders to communicate with members of the Board. If a stockholder has any concern, question or complaint regarding any accounting, auditing or internal controls matters, as well as any issues arising under Westell’s Code of Business Conduct or other matters that he or she wishes to communicate to Westell’s Audit Committee or Board of Directors, the stockholder can reach the Westell Board of Directors by mail at Westell Technologies, Inc., Board of Directors, 750 North Commons Drive, Aurora, Illinois 60504. From time to time, the Board of Directors may change the process that stockholders may communicate to the Board of Directors or its members. Please refer to our website at www.westell.com for any changes in this process.

Executive Officers
The following sets forth certain information with respect to our current executive officers.

Name	Age	Position
Richard S. Gilbert	61	Chairman, President and Chief Executive Officer
Thomas P. Minichiello (1)	55	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Naveed H. Bandukwala	42	Senior Vice President, Corporate Development
Amy T. Forster (2)	47	Vice President and Corporate Controller
Scott T. Goodrich (3)	47	Senior Vice President and President, Cellular Specialties, Inc.
Christopher J. Shaver	50	Senior Vice President, Products

(1) Mr. Minichiello joined the Company as Senior Vice President and Chief Financial Officer on July 17, 2013.
(2) In addition to serving as Vice President and Corporate Controller, Ms. Forster served as interim Chief Financial Officer from May 24, 2013 to July 17, 2013.
(3) Mr. Goodrich was appointed as Senior Vice President and President, Cellular Specialties, Inc. effective March 1, 2014.

Richard S. Gilbert – Richard S. Gilbert is the Chairman of the Board in addition to his role as President and Chief Executive Officer. His biographical information is included under Proposal No.1: Election of Directors.

Thomas P. Minichiello – Thomas P. Minichiello has served as Senior Vice President and Chief Financial Officer since July 2013 and as Treasurer and Secretary since September 2013. Mr. Minichiello served as acting Chief Financial Officer of Tellabs, Inc. (NASDAQ: TLAB), a provider of telecommunications networking products and services from May 2013 to July 2013. He also served as Vice President of Finance and Chief Accounting Officer for Tellabs since 2007, and interim Chief Financial Officer from December 2011 through April 2012. From 2004 to 2007, Mr. Minichiello served as Tellabs' Vice President, Financial Operations. Previously thereto, he was Tellabs' Vice President of Finance for Global Sales and Service, Vice President of Finance for North America, and Director of Finance for global product divisions and North American sales and marketing functions. Mr. Minichiello is a Certified Public Accountant.

Naveed H. Bandukwala – Naveed H. Bandukwala has served as Senior Vice President of Corporate Development since March 2014 and prior to that as Vice President of Corporate Development since March 2012. Prior to joining the Company, Mr. Bandukwala had served as a Director in Corporate Development at Nokia Corporation, a global leader in mobile communications and its subsidiary NAVTEQ Corporation, which he joined in 2006. Prior to joining NAVTEQ, Naveed was an investment banker at William Blair & Company, and he held previous positions at A.T. Kearney, Inc. and Merrill Lynch & Co.

Amy T. Forster – Amy T. Forster has served as Vice President and Corporate Controller since April 2012, and has also served as Principal Accounting Officer since 2007. Ms. Forster has also served in various other roles with the Company since 2007, including serving as interim Chief Financial Officer from May 2013 to July 2013. Ms. Forster initially joined the Company in 1994 and, except for a brief period in which she served as Managing Director of Finance and Controller at a privately held financial services firm, has held various other positions with the Company. Ms. Forster is a Certified Public Accountant and began her career as an auditor with Arthur Andersen LLP.

Scott T. Goodrich – Scott T. Goodrich has served as Senior Vice President and President, Cellular Specialties, Inc. since March 2014 when the Company acquired Cellular Specialties, Inc. Prior to joining Westell, Mr. Goodrich founded CSI in 1997 and continues to lead that organization today. He has over 17 years of experience delivering in-building wireless products and services. Scott is also co-founder of Wavelink Communications, a wireless communications company responsible for the early funding of CSI. Previously, he worked in Sales and Marketing for Nextel Communications, Open Development Corporation and Vedas Systems.

Christopher J. Shaver – Christopher J. Shaver has served as Senior Vice President, Products since June 2014. Mr. Shaver joined Westell in 2005 as Vice President of Engineering. Since then he has held various leadership roles including Senior Vice President, Product Development, Senior Vice President and General Manager, Senior Vice President, General Manager of Customer Network Solutions ("CNS") and Senior Vice President of Engineering and Chief Technology Officer of Westell, Inc., and Vice President of Business Development. Prior to Westell, Mr. Shaver was Vice President of Engineering at Copper Mountain Networks, a company that developed digital subscriber line communications products that enable high-speed broadband connectivity over existing copper phone lines, from 2002 to 2005. Before Copper Mountain, he was co-founder and Vice President of Engineering at Oresis Communications, and had various engineering roles at ADC Kentrox.

Code of Business Conduct

We have adopted a Code of Business Conduct within the meaning of Item 406(b) of Regulation S-K. This Code of Business Conduct applies to our all of our directors, officers (including the principal executive officer, the principal financial officer, principal accounting officer and any person performing similar functions) and employees. A copy of this Code of Business Conduct is available on our website and we intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K by posting on our website (www.westell.com) within four business days after their respective dates any amendments to, or waivers from, our Code of Business Conduct applicable to our principal executive officer, principal financial officer, principal accounting officer and any person performing similar functions. Copies of the Code of Business Conduct will be provided free of charge upon written request directed to the Secretary of the Company at the address of the principal executive offices.

OWNERSHIP OF THE CAPITAL STOCK OF THE COMPANY
Directors and Executive Officers
The following table sets forth the beneficial ownership (and the percentages of outstanding shares represented by such beneficial ownership) as of June 30, 2014, of (i) each director, (ii) the individuals named in the “Summary Compensation Table” contained in this proxy statement (the “named executive officers” or “NEOs”) and (iii) all current directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on information provided by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Persons, who have the power to vote or dispose of common stock of the Company, either alone or jointly with others, are deemed to be beneficial owners of such common stock.

Name	Number of Class A Shares(1)(2)(3)		Number of Class B Shares (3)		Percent of Class A Common Stock(4)	Percent of Class B Common Stock(4)	Percent of Total Voting Power(4)
Non-Employee Directors
Fared Adib	—		—		*	—	*
Kirk R. Brannock	60,000		—		*	—	*
Robert W. Foskett	70,000		13,937,150	(5) (6)	*	100.0%	54.8%
James M. Froisland	70,000		—		*	—	*
J. Thomas Gruenwald	30,000		—		*	—	*
Dennis O. Harris	70,000		—		*	—	*
Martin D. Hernandez	70,000		—		*	—	*
Eileen A. Kamerick	70,000		—		*	—	*
Robert C. Penny III	35,000		12,951,511	(6)	*	92.9%	50.9%
Named Executive Officers
Richard S. Gilbert	654,376	(7)	—		1.4%	—	*
Thomas P. Minichiello	28,924		—		*	—	*
Richard S. Cremona	28,924		—		*	—	*
Scott T. Goodrich	—		—		*	—	*
Benjamin S. Stump	41,186		—		*	—	*
Amy T. Forster	61,247		—		*	—	*
Brian S. Cooper	103,884	(8)	—		*	—	*
All Current Directors and Executive Officers as a group (15 Persons) (9)	1,666,965		13,937,150		3.6%	100.0%	56.4%
_________________
* Less than 1%.

(1)
Includes options to purchase shares that are exercisable within 60 days of June 30, 2014, as follows: Mr. Gilbert: 395,800 shares; Mr. Minichiello: 22,500; Ms. Forster: 26,250; Mr. Cremona: 22,500; Mr. Stump: 17,500 shares; and all current directors and executive officers as a group: 684,350 shares.

(2)
Includes unvested restricted stock awards where the holder has voting rights but not dispositive rights as follows: Mr. Brannock: 30,000 shares; Mr. Foskett: 25,000 shares; Mr. Froisland: 25,000 shares; Mr. Gruenwald: 30,000 shares; Mr. Harris: 25,000 shares; Mr. Hernandez: 25,000 shares; Ms. Kamerick: 25,000 shares; Mr. Penny: 25,000 shares; and all current directors and executive officers as a group: 210,000 shares.

(3)
Class A Common Stock is freely transferable and Class B Common Stock is transferable only to certain transferees but is convertible into Class A Common Stock on a share-for-share basis. Holders of Class B Common Stock have four votes per share and holders of Class A Common Stock have one vote per share.

(4)	Percentage of beneficial ownership and voting power is based on 46,113,210 shares of Class A Common Stock and 13,937,151 shares of Class B Common Stock outstanding as of June 30, 2014.

(5)
Includes 985,639 shares held in trust for the benefit of Mr. Penny’s children for which Mr. Foskett is trustee and has sole voting and dispositive power. Mr. Foskett disclaims beneficial ownership of these shares.

(6)
Includes 12,951,511 shares of Class B Common Stock held in the Voting Trust Agreement dated February 23, 1994, as amended (the “Voting Trust”), among Robert C. Penny III and certain members of the Penny family. Mr. Penny and Mr. Foskett are co-trustees and have joint voting and dispositive power over all shares in the Voting Trust. Messrs. Penny and Foskett each disclaim beneficial ownership with respect to all shares held in the Voting Trust in which they do not have a pecuniary interest. The Voting Trust contains 3,812,829 shares held for the benefit of Mr. Penny and 482,626 shares held for the benefit of Mr. Foskett. The address for Messrs. Penny and Foskett is c/o M. J. Simon & Associates, Ltd., 6070 S. Route #53, Suite B, Lisle, Illinois 60532.

(7)	258,576 shares are held by Richard S. and Belinda B. Gilbert as co-trustees of the Gilbert Revocable Trust.

(8)	103,884 shares are held jointly with Mr. Cooper’s spouse.

(9)	Mr. Cooper, Mr. Stump and Mr. Cremona are excluded from this category since they left the Company effective May 24, 2013, June 27, 2014, and July 8, 2014, respectively.

Certain Stockholders
The following table sets forth certain information with respect to each person known by us to be the beneficial owner of five percent or more of either class of the Company’s outstanding common stock, other than Messrs. Penny and Foskett whose information is set forth above. The content of this table is based upon the most current information contained in Schedule 13G filings with the SEC, unless more recent information was obtained.

Name and Address of Beneficial Owner(1)	Number of Class A Shares(2)	Number of Class B Shares(2)	Percent of Class A Common Stock	Percent of Class B Common Stock	Percent of Total Voting Power(3)
BlackRock Fund Advisors 40 East 52nd Street New York, NY 10022	3,106,963	—	6.7%	—	3.1%
Heartland Advisors, Inc. 789 N. Water Street Suite 500 Milwaukee, WI 53202	3,000,000	—	6.5%	—	2.9%
Renaissance Technologies LLC 800 Third Avenue, 33rd Floor New York, NY 10022	2,983,455	—	6.5%	—	2.9%
David C. Hoeft 555 California Street, 40th Floor San Francisco, CA 94104	2,484,904	—	5.4%	—	2.4%

(1)
In its capacity as an investment manager, the beneficial owner may be deemed to beneficially own the shares of Class A Common Stock listed in the table. The shares listed in the table are held by the beneficial owner for its own account or for the account of its clients.

(2)
Class A Common Stock is freely transferable and Class B Common Stock is transferable only to certain transferees but is convertible into Class A Common Stock on a share-for-share basis. Holders of Class B Common Stock have four votes per share and holders of Class A Common Stock have one vote per share.

(3)	Percentage of beneficial ownership and voting power is based on 46,113,210 shares of Class A Common Stock and 13,937,151 shares of Class B Common Stock outstanding as of June 30, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

During fiscal year 2014 we grew our revenue by more than two times fiscal 2013 revenue and continued to invest in our business through both internal product development and acquisitions. Significantly, on April 1, 2013, we acquired Kentrox, Inc., and on March 1, 2014, we acquired Cellular Specialties, Inc. (CSI). With these two acquisitions, we believe that we have positioned the Company for growth as a leader in intelligent site management, in-building wireless, cell site optimization, and outside plant solutions focused on innovation and differentiation at the edge of wireless communication networks, where end users connect.

During fiscal 2014, we improved our financial performance as compared to 2013.

(in thousands, except per share amounts)	2014	2013
Revenue	$102,073	$38,808
Gross profit	41,958	13,325
Operating income (loss)	(3,314)	(13,325)
Net income (loss) from continuing operations	5,412	(42,542)
Net income (loss)	$5,367	$(44,038)
Year end stock price (March 31)	$3.69	$2.01

We believe the structure of our executive compensation program, with the annual cash bonus plan and certain equity awards based on performance, is a contributing factor to the trajectory of our corporate performance and the successful execution of our strategy. The following table provides an executive summary of our compensation program:

Compensation Program/Element	Key Characteristics	Strategic Objective of Compensation Program/Element
Annual Base Salary	Fixed Compensation Component. Annual cash base salary, which is subject to annual review and adjustment if and when appropriate (subject to contractual limits for certain of our officers).	Provides fixed compensation, and recognizes the executive's historical performance, current and projected scope of responsibilities, capabilities and the market value of those capabilities.
Annual Cash Bonus Program	Short-Term Performance-Based Variable Compensation Component. Annual incentive compensation and paid in cash.	Provides cash-based awards tied to the achievement of our annual financial objectives tied to our plan of record.
Long-term Incentives
Long-Term Performance-Time-Based and Variable Compensation Component. Long-term incentives are equity-based and consist of restricted stock awards, restricted stock units, stock options and performance share unit awards.

Provides long-term incentives which are a key component of total compensation the purposes of which are to: (1) align the interests of management and employees with those of stockholders and (2) encourage retention of key employees.

Perquisites
We generally do not provide perquisites, with the exception of reimbursed amounts for life insurance and financial planning that may be provided to either the CEO or certain senior executives pursuant to their employment agreements.
We believe our perquisites are limited and consistent with our desire to avoid an entitlement mentality.
Other Benefits	We provide a general benefits program for all employees, including the NEOs, which includes health insurance (medical, dental, vision), a 401(k) plan, disability insurance and term life insurance.	Provides a competitive level of health, welfare and retirement benefits.

2014 Key Compensation Decisions
Key compensation decisions for our NEOs in fiscal 2014 were as follows:

•
Implementing an annual long-term equity incentive program consisting of stock options and performance share unit awards (PSUs) that are earned and vest over four years based upon the satisfaction of pre-established Company performance goals and continued employment

•	Adding management talent to our executive team

•	Generally continuing a freeze on executive base salaries, with the exception of increases in connection with promotions

•
Revising the metrics under the annual incentive plan to reflect the Company's strategy and growth targets, with the payouts for fiscal 2014 based on a non-GAAP revenue and an operating profit metric based upon our annual plan targets

We discuss our compensation plans and philosophy in greater detail in this Compensation Discussion and Analysis.

Introduction

The Compensation Discussion and Analysis discusses the underlying principles, policies, and practices of the Company with respect to the compensation of our NEOs. The discussion in this section explains how and why we have arrived at the material compensation decisions for our NEOs. It also provides context for understanding the detailed information provided in the compensation tables and narrative information contained in this Proxy Statement.

The following table sets forth our NEOs:

Name	Position
Richard S. Gilbert	Chairman, President and Chief Executive Officer
Thomas P. Minichiello	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
Richard S. Cremona (1)	Former Senior Vice President and Chief Operating Officer
Scott T. Goodrich	Senior Vice President and President, Cellular Specialties, Inc.
Benjamin S. Stump (2)	Former Senior Vice President and Chief Technical Officer
Amy T. Forster (3)	Vice President and Corporate Controller
Brian S. Cooper(4)	Former Senior Vice President, Chief Financial Officer, Treasurer and Secretary

(1)	Mr. Cremona resigned as the Company's Senior Vice President and Chief Operating Officer effective July 8, 2014.

(2)	Mr. Stump resigned as the Company's Senior Vice President and Chief Technical Officer effective June 27, 2014.

(3)	Ms. Forster served as interim Chief Financial Officer from May 2013 to July 2013.

(4)	Mr. Cooper resigned as the Company's Senior Vice President, Chief Financial Officer, Treasurer and Secretary effective May 24, 2013.

Overview and Annual Compensation Process

Our compensation program is intended to reward performance as compared to plan targets, increase shareholder value, and incent growth. NEO compensation is primarily in the form of base salary, annual cash bonus, and long-term equity incentives. With the assistance of an outside independent compensation consultant, we target NEO salaries and total compensation between the 50th and 75th percentile of the Company's peer group. This level of compensation is selected to recruit and retain talented executives. Cash incentive awards are awarded based on the achievement of financial performance objectives of the Company or divisions for the fiscal year compared to an annual plan. Long-term incentives are equity-based and consist of restricted stock awards, restricted stock units, stock options, and performance share unit awards.

The Compensation Committee is responsible for reviewing and approving compensation decisions for our NEOs and other senior officers of the Company, and for guiding the broader compensation policy of the Company. The Compensation Committee solicits input from the CEO regarding each NEO and other senior officers regarding individual performance. The Compensation Committee generally determines compensation arrangements for any given fiscal year early in that fiscal year or during the fourth fiscal quarter of the preceding fiscal year in connection with the Board adopting the plan of record. The performance targets are based on the plan goals.

Compensation Consultant

On October 10, 2012, the Compensation Committee retained Towers Watson as its independent compensation consultant ("ICC"). Prior to the retention of Towers Watson, the Compensation Committee engaged The Delves Group, an independent compensation consulting firm, to serve as the ICC. The ICC was engaged directly by the Compensation Committee and provides no services to the Company other than services to the Compensation Committee. The ICC advises the Compensation Committee on the design of the Company’s annual and long-term incentive plans including the selection of the performance measures and the setting of performance goals. The ICC also helps select the peer group of companies to be used for compensation and performance benchmarking. The Compensation Committee assessed the independence of the ICC and concluded that their work has not raised any conflict of interest.

Peer Group
Consistent with our “pay for performance” philosophy, the Compensation Committee strives for NEO salaries and total compensation between the 50th and 75th percentile of the Company's peer group. The peer group is a selection of publicly traded companies that are comparable to us in general terms, such as industry sector, revenue level, market capitalization, operating and financial characteristics, and other relevant factors. Notwithstanding the use of benchmarking as a tool to set compensation, comparison data only provides a context for the decisions that the Compensation Committee makes. The Compensation Committee also considers, among other matters, market trends in executive compensation and the percentage that each component of compensation comprises of an executive officer’s total compensation.

The Compensation Committee performed a full review of the composition of the peer group during fiscal 2011. To account for the decrease in revenue following the disposition of the CNS and ConferencePlus divisions, the Compensation Committee utilized a peer group consisting of the following 18 companies with 2011 revenues ranging from approximately $47 million to $1.7 billion, and median revenues of $277 million, as well as an adjusted peer group consisting of a subset of 10 companies in the peer group with 2011 revenues ranging from approximately $47 million to $295 million and median revenues of $125 million. When selecting the peer group, the Compensation Committee considered, among other things, the historical revenue of Westell as well as expectations for internal growth and through external acquisitions.

The peer group companies for fiscal year 2014 were as follows:

• Bel Fuse, Inc.	• Franklin Wireless Corp.	• Powerwave Technologies, Inc.
• Ciena Corporation	• InterDigital, Inc.	• Sonus Network, Inc.
• Cobra Electronics Corp.	• KVH Industries, Inc.	• TEKELEC
• Communications Systems Inc.	• LeCroy Corporation	• UniTek Global Services, Inc.
• Comtech Telecommunications Corp.	• Netgear, Inc.	• VASCO Data Security, Inc.
• Extreme Networks, Inc.	• PCTEL, Inc.	• Zhone Technologies, Inc.

The companies in the lower revenue sized adjusted peer group referenced by the Compensation Committee were as follows:

• Bel Fuse, Inc.	• KVH Industries, Inc.
• Cobra Electronics Corp.	• PCTEL, Inc.
• Communications Systems Inc.	• Sonus Network, Inc.
• Comtech Telecommunications Corp.	• VASCO Data Security, Inc.
• Franklin Wireless Corp.	• Zhone Technologies, Inc.

With the assistance of Towers Watson as the ICC, the Compensation Committee has revised the peer group with respect to the Compensation Committee's review of fiscal 2015 compensation matters to ensure alignment with the growth trajectory and market capitalization of the Company following our recent acquisitions.

Advisory Vote on Executive Compensation

At the 2013 Annual Meeting, we held an advisory vote to approve our executive compensation policies and decisions. Over 98% of votes cast supported the proposal and, therefore, the advisory resolution regarding executive compensation was approved. The Board of Directors and the Compensation Committee reviewed the voting results and determined that, given the significant level of support, no changes to our executive compensation policies and decisions were necessary at that time as a result of the voting results. While this vote was not binding on Westell, the Board of Directors, or the Compensation Committee, we believe that it is important for our stockholders to have an opportunity to express their views regarding our executive compensation philosophy, our compensation policies and programs, and the decisions regarding executive compensation, all as disclosed in our proxy statement.

Consistent with the past preferences expressed by our stockholders, we have determined that our stockholders should vote on a say-on-pay proposal annually.
Compensation Philosophy

The Compensation Committee’s philosophy and objectives in setting compensation are to motivate and reward performance appropriately. The Compensation Committee attempts to align employee interests with those of our stockholders, attract superior performers, and retain our best performers over time. The Compensation Committee also attempts to align incentives to produce long-term, sustainable profitability, and growth and considers dispositions and acquisitions on Company operations. It is the Compensation Committee’s practice to review all components of senior officer compensation annually to ensure the amount and structure for each individual is consistent with our compensation philosophies.

The following items outline our principles for determining compensation and related policies:

•
Base salary provides fixed compensation, and recognizes the executive’s historical performance, current and projected scope of responsibilities, capabilities and the market value of those capabilities. The Compensation Committee reviews base salaries annually, and considers any contractual limitations when making adjustments to base salaries.

•
The annual cash bonus programs tend to drive yearly results and are critical for the competitiveness of compensation packages and driving performance. The balance between base salary and cash bonus programs should reflect intended risk-sharing between employees and the Company.

•
Employees’ portion of variable pay generally should increase as compensation increases. In broad terms, as total compensation increases, the cash bonus should be an increasing component of total cash compensation.

•	Equity compensation is an additional tool to align management interests with long-term stockholder interests and sustainable results.

•
It is important to differentiate salary treatment by performance; however, this may be a challenge when salary budgets are constrained as the Company executes on its growth strategy. This situation may result in a significant portion of the employee population receiving no increases while a small portion receives meaningful increases. It also is important to look at the level of pay versus performance, rather than primarily at the rates of change.

•
Percentile targets compared to appropriate peers should vary with the criticality of the position. We aim for total compensation toward the 75th percentile for critical roles and core competencies, and around or slightly above the 50th percentile for other executive roles.

•
Incentives should reward a blend of performance metrics, which may include metrics related to, and among other things, revenue and margin growth, profitability, implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, acquisitions or divestitures and longer-term value creation. Such metrics should provide performance targets that are objectively measurable and require increasing performance and financial results. In general, entry thresholds for performance-based awards should provide no or minor rewards for “standard” or momentum performance, target levels should involve stretch related to corporate performance, and maximum levels should provide proportionately greater reward.

•	Equity grants are primarily beneficial in rewarding and motivating long-term performance, but may be an appropriate component to reward exceptional short-term performance.

•	Because our equity awards typically contain service-based vesting conditions, equity compensation also serves as a retention tool.
Principle Elements of Compensation

The principle elements of NEO compensation consist of base salary, annual cash bonus, and long-term equity awards. The Company also provides certain other benefits and perquisites, such as health, disability, a 401(k) plan, and term life insurance.

Base Salary
Base salary is the fixed element of NEO annual cash compensation. The value of base salary recognizes the executive’s historical performance, current and projected scope of responsibilities, capabilities, and the market value of those capabilities.

For fiscal year 2014, we continued with a general freeze in base salaries (with the exception of base salary increases in connection with promotions) for our continuing senior officers, which has been in place for the past several years. A budget of 3% of current non-executive base salaries was utilized for merit and promotional base salary increases for non-executive employees. In evaluating salary plans for fiscal year 2014, management considered five specific factors:

•	Many of our senior officers have received no salary increases for almost five years.

•	Base salaries for NEOs were generally in line with the compensation philosophy and slightly above competitive median market levels, but within the broad range that we target.

•
There is pressure to contain costs as a result of the Company’s business becoming smaller due to recent strategic changes, notably the sales of the CNS and ConferencePlus divisions, and the Company's plans to grow the business.

•	It is important to retain top-caliber performers in order to execute the Company's strategic plans, which seek to grow the remaining business significantly.

•	Labor market conditions may present challenges to retaining good performers.

Balancing these factors, management therefore recommended to the Compensation Committee for fiscal year 2014 that it was not an appropriate time to consider increases in salary for executive officers, but that salary increases were appropriate at lower levels. The Compensation Committee, in consultation with the ICC, evaluated these recommendations, generally concurred with them, and determined that no base salary increases would be provided to senior officers and that other employees could receive, collectively, an average base salary increase of 3%.

In the first quarter of fiscal year 2014, Mr. Minichiello was appointed as our Senior Vice President and Chief Financial Officer, effective July 17, 2013. Under the terms of an employment agreement, Mr. Minichiello is receiving an annual base salary of $300,000 per year.

In the first quarter of fiscal year 2014, Mr. Cremona was appointed as Senior Vice President and Chief Operating Officer, effective July 1, 2013, with a base salary of $325,000. Mr. Cremona had been serving as Senior Vice President, Kentrox Division of Westell since April 1, 2013.

In the first quarter of fiscal year 2014, Mr. Stump was appointed as Senior Vice President and Chief Technical Officer, effective as of June 17, 2013. Mr. Stump had been serving as Senior Vice President, Kentrox Division of

Westell since April 1, 2013. Under the terms of an offer letter, Mr. Stump received an annual base salary of $235,000 per year.

In connection with the acquisition of Cellular Specialties, Inc. on March 1, 2014, Mr. Goodrich was appointed as Senior Vice President and President of Cellular Specialties, Inc. Under the terms of an offer letter, Mr. Goodrich is receiving an annual base salary of $250,000 per year.

Additional details regarding the compensation arrangements with NEOs that joined in the Company during fiscal 2014 are set forth further below.

Listed below are the annual rates of base salary for fiscal 2014 for each of our named executive officers.

Name	Base Salary ($)	Change from Prior Year (%)
Richard S. Gilbert	500,000	0%
Thomas P. Minichiello	300,000	N/A
Richard S. Cremona	325,000	N/A
Scott T. Goodrich	250,000	N/A
Benjamin S. Stump	235,000	N/A
Amy T. Forster	190,000	0%
Brian S. Cooper	270,000	N/A

Annual Cash Bonus
The annual cash bonus plan is a performance-based plan that provides for cash-based awards tied to the achievement of our annual financial objectives. For fiscal 2014, the annual cash bonus payouts were based on non-GAAP revenue and adjusted operating income results as compared to plan targets, which are discussed below.

These metrics, which were developed with the input from the full Board and follow the Company's annual plan, provide a balanced approach for measuring annual Company performance. The Compensation Committee views the annual bonus as our principal tool in structuring cash-based incentives to help realize our annual financial objectives. The financial performance objectives are evaluated in the context of Company plans for the fiscal year and are also approved by the Board of Directors. As a result, annual cash bonus awards tend to focus on our annual financial objectives.

Each NEO has a target bonus amount recommended by management and approved by the Compensation Committee early in that fiscal year or during the fourth fiscal quarter of the preceding fiscal year. For new hires, the target bonus is established when they join the Company and is typically pro-rated based on the start date. The bonus established each year for a NEO is structured to be earned and paid based on the achievement of financial objectives. For each of the current NEOs, the actual amount paid can range from 0% of the NEO’s target bonus, which occurs when threshold levels are not met, to a maximum of 150% of the target bonus when actual results exceed the financial objectives by a prescribed amount, with the amount of increase or decrease from the target bonus based on a scale determined by the Compensation Committee.

The fiscal year 2014 annual incentive targets for each of our NEOs are set forth in the following table:

Name	Target Award ($)	Percent of Base Salary
Richard S. Gilbert	375,000	75%
Thomas P. Minichiello	180,000	60%
Richard S. Cremona	195,000	60%
Scott T. Goodrich (1)	N/A	N/A
Benjamin S. Stump	117,500	50%
Amy T. Forster	57,000	30%
Brian S. Cooper	N/A	N/A
(1) Mr. Goodrich joined the Company in connection with the acquisition of Cellular Specialties, Inc., which occurred on March 1, 2014. Mr. Goodrich did not participate in the annual cash bonus plan in fiscal 2014; however, Mr. Goodrich is eligible to participate in the fiscal 2015 annual cash bonus plan.

For fiscal year 2014, a NEO’s bonus was based on the achievement of targeted consolidated non-GAAP revenue and adjusted operating income objectives, which were each weighted at 40% and 60%, respectively. The Compensation Committee determined to place more weight on the operating income objective, emphasizing the desire for profitable growth. In light of management achieving a significant acquisition objective on April 1, 2014 with the acquisition of Kentrox, we removed the acquisition run rate metric from the annual bonus plan (which had a 50% weighting in fiscal 2013).

The targeted payout level was earned if our actual calculated performance equaled the target. No payout could be earned if the actual results failed to meet the minimum thresholds specified in the table below. A maximum payout would be earned if our actual results exceeded the target by the amounts specified in the table below. Achievement of the adjusted operating income target is measured after accrual for any bonuses earned. Our non-NEO bonus plans were based on the same principles as our NEO plan but in many cases, as appropriate, included financial objectives at business unit levels.

Due to our strong performance in fiscal 2014, the payout under our cash bonus plan was at the maximum level (150% of the target level). The table below demonstrates the percentages of target bonus amounts to be paid out for attainment of these targeted plan goals, as well as the actual payout percentage.

		($ in thousands)
Company Goals (1)	Weight	Threshold	Target	Maximum	Actual	Payout Percentage for Fiscal 2014
Non-GAAP revenue	40%	$67,627	$84,534	$101,441	$104,162	60%
Adjusted operating income	60%	$(4,336)	$(736)	$4,164	$5,843	90%
Total goal achievement						150%
(1) Non-GAAP revenue excludes the effects of purchase (acquisition) accounting adjustments. Adjusted operating income is defined as operating profit (loss) before amortization and purchase (acquisition) accounting adjustments. A reconciliation to our results on a GAAP basis is set forth below:

($ in thousands)
Revenue (as reported)	$102,073
Deferred revenue adjustment	2,089
Non-GAAP revenue	$104,162

Operating profit (loss) (as reported)	$(3,314)
Amortization	4,908
Purchase accounting adjustments
Deferred revenue	2,089
Inventory step-up	2,160
Adjusted operating profit	$5,843

The actual fiscal year 2014 cash payout for the named executive officers (based on the table above) is shown in the Summary Compensation Table further below.

Upon completion of the fiscal year, the Compensation Committee reviews and approves the calculation of attainment of the identified financial targets based on audited financial results. The Compensation Committee has full discretion to reduce final payouts. This might occur if, for example, in the judgment of the Compensation Committee, the goals were insufficiently challenging or if certain long-term goals were sacrificed to achieve the short-term bonus goals. No adjustments were made with respect to fiscal 2014.

During fiscal 2014, for her additional responsibilities while serving as interim CFO, the Compensation Committee awarded Ms. Forster a one-time bonus of $10,000. The bonus was contemplated at the time Ms. Forster assumed the role following Mr. Cooper's departure. Additionally, during fiscal 2014, the Compensation Committee awarded Mr. Cremona a bonus of $100,000 for his service as Senior Vice President, Kentrox. The payment was made in lieu of any bonus award under the Kentrox divisional bonus plan in which Mr. Cremona was a participant prior to being appointed as Senior Vice President and Chief Operating Officer in July 2013.

Long-Term Equity Awards
We provide long-term incentives through several mechanisms, including grants of restricted stock awards, restricted stock units, stock options and performance share awards. The Compensation Committee believes such instruments align management and employee interests with those of stockholders. Because these instruments vest over multiple years, the Compensation Committee regards equity compensation as having long-term incentive and retention value.

The ICC observed that historically we have provided long-term compensation that generally is below the competitive median market levels. With the assistance of the ICC, the Compensation Committee approved a program with long-term incentive awards designed using an equal mix of performance shares and stock options with an expected annual "run rate" of approximately 2% of the Company's issued and outstanding shares, with awards granted to the NEOs vesting over four years and allocated at approximately the median level of long-term incentive awards for our peers.

The stock options and PSUs granted to the NEOs during fiscal 2014 are set forth in the following table:

Name	Stock Options(#)	PSUs at Target (#)
Richard S. Gilbert	200,000	90,000
Thomas P. Minichiello	90,000	40,000
Richard S. Cremona	90,000	40,000
Scott T. Goodrich	N/A	N/A
Benjamin S. Stump	70,000	35,000
Amy T. Forster	30,000	10,000
Brian S. Cooper (1)	N/A	N/A
(1) Mr. Cooper resigned as the Company’s Senior Vice President, Chief Financial Officer, Treasurer and Secretary effective May 24, 2013, and so no awards were made to Mr. Cooper.

PSUs are designed to provide recipients the opportunity to earn shares of the Company's common stock based upon the satisfaction of pre-established Company performance goals and continued employment. The number of PSUs earned, if any, can range between 0% to 200% of the target amount, depending on actual performance for fiscal years 2014 through 2017 (the “Performance Period”), compared to revenue and adjusted operating income targets. The Compensation Committee selected the revenue targets to encourage timely acquisitions and organic growth, while the adjusted operating income targets are designed to help drive achievement of profitability goals (including through acquisitions that are accretive to stockholders). The targets are designed to be consistent with the Company's annual plan and recognize growth over the four-year performance period.

Following the close of each fiscal year in the Performance Period, the Compensation Committee will determine if any PSUs have been earned for that fiscal year on the “Certification Date,” which is the date our audited financial statements for the previous fiscal year are accepted by the Audit Committee and the filing of the Company's Form 10-K. Any PSUs earned vest in annual increments during the Performance Period. Upon vesting, the PSUs convert into shares of Class A Common Stock on a one-for-one basis.

The table below lists information related to the PSU awards granted in fiscal 2014, as well as the performance status as of the end of fiscal 2014:

Performance Period	Performance Measures/weighting	Payouts at Threshold, Target and Maximum Performance (Percentage of Target Payout)	March 31, 2014 Results
2014-2017	Revenue (50%) Operating Income (50%)	Threshold = 0% Target = 100% Maximum =200%	94% of Target award achieved

Stock options granted during fiscal 2014 vest 25% per annum on the anniversary of the respective grant date, based upon continued employment.

As discussed further below, during fiscal 2014 we granted restricted stock units to the NEOs that joined the Company during the year. The restricted stock units convert into shares of Class A Common Stock on a one-for-one basis and vest in equal annual installments over four years.

Perquisites
We generally do not provide perquisites, with the exception of reimbursed amounts for life insurance and financial planning that may be provided to the CEO and certain senior executive officers pursuant to their employment agreements. We may also from time to time reimburse relocation costs for newly retained and relocated executive officers.

Other Benefits
We provide a general benefits program for all employees, including the NEOs, which includes health insurance (medical, dental, vision), a 401(k) plan, severance plans, disability insurance and term life insurance.

New Executive Officer Compensation Arrangements

In the first quarter of fiscal year 2014, Mr. Minichiello was appointed as our Senior Vice President and Chief Financial Officer, effective July 17, 2013. Under the terms of an employment agreement, Mr. Minichiello is receiving an annual base salary of $300,000 per year and is eligible to receive an incentive bonus annual target of 60% of his base salary based upon the achievement of performance goals developed for each year by the Board and Compensation Committee. The bonus earned as a result of our fiscal 2014 performance was pro-rated based on Mr. Minichiello's start date.

If we terminate Mr. Minichiello's employment without cause or if Mr. Minichiello resigns for good reason, he will be entitled to receive as severance one year's base salary (150% of base salary following a change in control), one year target bonus (150% of the target bonus following a change in control), continued health benefits at employee rates for one year, and a pro rata portion of his bonus based upon the actual bonus that would have been earned, as applicable, for the fiscal year in which the termination occurs.

In addition to the stock option and PSU awards described above, Mr. Minichiello received an award of 250,000 restricted stock units in connection with his commencement of employment with the Company.

Also in the first quarter of fiscal year 2014, Mr. Cremona was appointed as Senior Vice President and Chief Operating Officer, effective July 1, 2013. Mr. Cremona had been serving as Senior Vice President, Kentrox Division of Westell since April 1, 2013. In connection with the April 1, 2013 Kentrox acquisition, Kentrox stock options held by Mr. Cremona were canceled in exchange for an amount equal to the per share consideration paid for Kentrox, less the exercise price of the options. Also, under the terms of an offer letter, Mr. Cremona received an annual base salary of $325,000 per year and was eligible to receive an incentive bonus annual target of 60% of his base salary based upon the achievement of performance goals developed for each year by the Board and Compensation Committee. The bonus earned as a result of our fiscal 2014 performance was pro-rated based on the date Mr. Cremona began serving as Senior Vice President and Chief Operating Officer. In addition, Mr. Cremona received a relocation bonus of $35,000.

In addition to the stock option and PSU awards described above, Mr. Cremona received an award of 200,000 restricted stock units in connection with his commencement of employment with the Company.

Also in the first quarter of fiscal year 2014, Mr. Stump was appointed as Senior Vice President and Chief Technical Officer, effective as of June 17, 2013. Mr. Stump had been serving as Senior Vice President, Kentrox Division of Westell since April 1, 2013. Under the terms of an offer letter, Mr. Stump received an annual base salary of $235,000 per year and was eligible to receive an incentive bonus annual target of 50% of his base salary based upon the achievement of performance goals developed for each year by the Board and Compensation Committee.

In addition to the stock option and PSU awards described above, Mr. Stump received an award of 100,000 restricted stock units in connection with his commencement as Senior Vice President and Chief Technical Officer.

In connection with the acquisition of Cellular Specialties, Inc. on March 1, 2014, Mr. Goodrich was appointed as Senior Vice President and President of Cellular Specialties, Inc. Under the terms of an offer letter, Mr. Goodrich is receiving an annual base salary of $250,000 per year. Beginning in fiscal 2015, Mr. Goodrich is eligible to participate in the annual cash bonus plan with a target bonus of $125,000. Mr. Goodrich also received an award of 150,000 restricted stock units in connection with his commencement of employment with the Company.

Executive Stock Ownership Guidelines/Policy Regarding Pledging and Hedging Shares

We have not implemented specific stock ownership guidelines but have considered from time to time implementing guidelines in the future. Our executive officers and directors are prohibited from engaging in hedging transactions. Additionally, our executive officers and directors may not hold Common Stock in a margin account or pledge Common Stock as collateral for a loan, except in very limited circumstances in which the compliance officers for the Company's trading policies are confident that sufficient other assets are available to satisfy the loan and that the likelihood of the pledged shares being sold is negligible.

Employment and Severance Agreements

In addition to the employment agreements described above, we entered into an employment agreement with Mr. Gilbert and we had an employment agreement with Mr. Cooper prior to his departure. Additionally, we have severance arrangements with certain of our other officers. For further details regarding these agreements, please see the section below entitled “Potential Payments Upon Termination or Change In Control”.

Tax Deductibility Limit

We consider the tax deductible treatment for executive compensation. Under Section 162(m) of the Internal Revenue Code, certain compensation in excess of $1.0 million paid during a year to any of the executive officers named in the Summary Compensation Table (other than the Chief Financial Officer) for that year is not deductible. The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in structuring compensation programs, even though some programs may result in certain non-deductible compensation expense, particularly in light of the Company's tax net operating losses.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the change-in-control provisions of Section 280G of the Internal Revenue Code. We also consider how various elements of compensation will impact our financial results. For example, we consider the impact of ASC 718, which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that this Compensation Discussion and Analysis be included in this Proxy Statement.

J. Thomas Gruenwald (Chair)
Kirk R. Brannock
James M. Froisland
Dennis O. Harris

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of our NEOs for each of the fiscal years listed. For additional information regarding NEO compensation, please see the section above entitled Compensation Discussion and Analysis.

Name & Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Richard S. Gilbert Chairman, President and CEO	2014	500,000		—		218,250	179,180	562,500		14,500	(2)	1,474,430
	2013	500,000		—		—	—	133,125		15,000	(3)	648,125
	2012	500,000		—		1,044,000	—	30,330		13,950	(4)	1,588,280
Thomas P. Minichiello SVP, CFO, Treasurer and Secretary (5)	2014	211,957	(6)	—		740,950	85,834	190,761	(7)	—		1,229,502
Richard S. Cremona Former Senior Vice President and Chief Operating Officer (8)	2014	316,250	(9)	100,000	(10)	585,600	82,173	219,375	(11)	35,000	(12)	1,338,398
Scott T. Goodrich Senior Vice President and President, Cellular Specialties, Inc. (13)	2014	20,833	(14)	—		649,500	—	—		1,178	(15)	671,511
Benjamin S. Stump Former Senior Vice President and Chief Technical Officer (16)	2014	228,958	(17)	—		327,375	62,713	176,250		—		795,296
Amy T. Forster VP and Corporate Controller, Former Interim CFO (18)	2014	190,000		10,000	(18)	24,250	26,877	85,500		—		336,627
Brian S. Cooper Former SVP, CFO, Treasurer and Secretary (19)	2014	41,538	(20)	—		—	—	—		—		41,538
	2013	270,000		—		—	—	57,510		2,227	(21)	329,737
	2012	270,000		—		348,000	—	16,378		13,835	(22)	648,213

(1)
Represents the fair value of the award on the grant date, computed in accordance with ASC 718. A discussion of the assumptions used in calculation of these values may be found in footnote 9 to our audited financial statements of the Company’s 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 23, 2014 which accompanies this Proxy Statement. For awards containing a performance-based vesting condition, the value reported in the table above reflects the grate date probable outcome of the performance condition. Assuming the highest level of performance will be achieved, the fair value at grant date of the performance share awards included above for fiscal year 2014 Stock Awards would be as follows: Mr. Gilbert: $436,500; Mr. Minichiello: $204,400; Mr. Cremona: $195,200; Mr. Stump: $169,750; and Ms. Forster: $48,500.

(2)	For fiscal year 2014, other compensation includes amounts for life insurance ($7,100) and financial planning ($7,400).

(3)	For fiscal year 2013, other compensation includes amounts for life insurance ($7,100) and financial planning ($7,900).

(4)	For fiscal year 2012, other compensation includes amounts for life insurance ($7,100) and financial planning ($6,850).

(5)	Mr. Minichiello joined the Company as CFO July 17, 2013.

(6)	Represents Mr. Minichiello's salary ($300,000 per annum) from July 17, 2013, his hire date, through March 31, 2014.

(7)	Represents Mr. Minichiello's pro-rated bonus under the annual cash bonus plan from July 17, 2013 through March 31, 2014.

(8)	Mr. Cremona resigned as SVP and Chief Operating Officer, effective July 8, 2014.

(9)
Mr. Cremona served as Senior Vice President, Kentrox Division of Westell from the time Westell acquired Kentrox on April 1, 2013 until July 1, 2013 when he was named Senior Vice President and Chief Operating Officer of Westell. In connection with his promotion, Mr. Cremona’s salary increased from $290,000 to $325,000 per annum.

(10)
Represents payment to Mr. Cremona's in lieu of any bonus award under the Kentrox divisional bonus plan in which he was a participant his service as Senior Vice President, Kentrox prior to being appointed as Senior Vice President and Chief Operating Officer July 1, 2013.

(11)	Represents Mr. Cremona's pro-rated bonus under the annual cash bonus plan from July 1, 2013 through March 31, 2014.

(12)	For fiscal year 2014, other compensation consists of a relocation allowance ($35,000).

(13)	Mr. Goodrich joined the Company as Senior Vice President and President, Cellular Specialties, Inc. on March 1, 2014.

(14)	Represents Mr. Goodrich's salary ($250,000 per annum) from his hire date, through March 31, 2014.

(15)	For fiscal year 2014, other compensation includes amounts for 401(k) contribution ($625) and health insurance premiums ($553).

(16)	Mr. Stump resigned as SVP and Chief Technical Officer, effective June 27, 2014.

(17)
Mr. Stump served as Senior Vice President, Kentrox Division of Westell - from the time Westell acquired Kentrox on April 1, 2013 until June 17, 2013 when he was named SVP and Chief Technical Officer. In connection with his promotion, Mr. Stump's salary increased from $206,000 to $235,000 per annum.

(18)
Ms. Forster served as Interim CFO from May 24, 2013 to July 17, 2013. For her additional responsibilities while serving as interim CFO, the Committee awarded Ms. Forster a one-time bonus of $10,000. She has served in her current role as VP and Corporate Controller since April 1, 2012.

(19)	Mr. Cooper resigned from the Company effective May 24, 2013.

(20)	Represents Mr. Cooper's salary ($270,000 per annum) from April 1, 2013 through May 24, 2013, his resignation date.

(21)	For fiscal year 2013, other compensation includes amounts for life insurance ($2,227).

(22)	For fiscal year 2012, other compensation includes amounts for life insurance ($2,023) and financial planning ($11,812).

GRANTS OF PLAN-BASED AWARDS
The following table sets forth specific information with respect to each grant of an award made under any Company plan to an NEO during fiscal year 2014.

			Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards Units ($/Sh) (5)	Closing Price on Grant Date of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Richard S. Gilbert	—	—	0	375,000	562,500	—	—	—	—	—	—	—	—
	6/17/2013	6/17/2013	—	—	—	0	90,000	180,000	—	—	—	—	218,250
	6/17/2013	6/17/2013	—	—	—	—	—	—	—	200,000	2.425	2.45	179,180
Thomas P. Minichiello	—	—	0	127,174	190,761	—	—	—	—	—	—	—	—
	7/17/2013	6/17/2013	—	—	—	—	—	—	250,000	—	—	—	638,750
	7/17/2013	6/17/2013	—	—	—	0	40,000	80,000	—	—	—	—	102,200
	7/17/2013	6/17/2013	—	—	—	—	—	—	—	90,000	2.555	2.57	85,834
Richard S. Cremona	—	—	0	146,250	219,375	—	—	—	—	—	—	—	—
	7/1/2013	6/17/2013	—	—	—	—	—	—	200,000	—	—	—	488,000
	7/1/2013	6/17/2013	—	—	—	0	40,000	80,000	—	—	—	—	97,600
	7/1/2013	6/17/2013	—	—	—	—	—	—	—	90,000	2.44	2.44	82,173
Scott T. Goodrich	—	—	N/A	N/A	N/A	—	—	—	—	—	—	—	—
	3/1/2014	2/27/2014	—	—	—	—	—	—	150,000	—	—	—	649,500
Benjamin S. Stump	—	—	0	117,500	176,250	—	—	—	—	—	—	—	—
	6/17/2013	6/17/2013	—	—	—	—	—	—	100,000	—	—	—	242,500
	6/17/2013	6/17/2013	—	—	—	0	35,000	70,000	—	—	—	—	84,875
	6/17/2013	6/17/2013	—	—	—	—	—	—	—	70,000	2.425	2.45	62,713
Amy T. Forster	—	—	0	57,000	85,500	—	—	—	—	—	—	—	—
	6/17/2013	6/17/2013	—	—	—	0	10,000	20,000	—	—	—	—	24,250
	6/17/2013	6/17/2013	—	—	—	—	—	—	—	30,000	2.425	2.45	26,877
Brian S. Cooper	—		N/A	N/A	N/A	—	—	—	—	—	—	—	—

(1)
The columns reflect amounts payable under the Westell Incentive Compensation Plan for meeting specified threshold, target and maximum levels of performance, respectively. Amounts are pro rated based on start dates for Messrs. Minichiello and Cremona.

(2)
Represent PSUs awarded, at target, pursuant to the 2004 Stock Incentive Plan. The number of PSUs earned, if any, can range between 0% to 200% of the target amount, depending on actual performance for fiscal years 2014 through 2017 (the “Performance Period”), compared to revenue and adjusted operating income targets. Following the close of each fiscal year in the Performance Period, the Compensation Committee will determine if any PSUs have been earned for that fiscal year on the “Certification Date,” which is the date our audited financial statements for the previous fiscal year are accepted by the Audit Committee. Any PSUs earned vest in annual increments during the Performance Period. Upon vesting, the PSUs convert into shares of Class A Common Stock on a one-for-one basis.

(3)	Represent restricted stock unit award issued pursuant to the 2004 Stock Incentive Plan. Restricted stock unit award vests in equal annual installments of 25% per year from the grant date.

(4)
Represent non-qualified stock options issues pursuant to the 2004 Stock Incentive Plan. All options in the table have a seven-year life. Stock options vests in equal annual installments of 25% per year from the grant date.

(5)	The exercise price is the average of the high and low stock price on the grant date.

(6)
Represents the fair value of the award on the grant date, computed in accordance with ASC 718. A discussion of the assumptions used in calculation of these values may be found in footnote 9 to our audited financial statements of the Company’s 2014 Annual Report which accompanies this Proxy Statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table below includes certain information with respect to equity awards previously awarded to the NEOs that were outstanding as of March 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Richard S. Gilbert	345,800	—	0.295	2/23/2016	150,000	(2)	553,500	90,000	(3)	332,100
	—	200,000 (4)	2.425	6/17/2020	71,750	(5)	264,758	—		—
	—	—	—	—	51,250	(6)	189,113	—		—
Thomas P. Minichiello	—	90,000 (7)	2.555	7/17/2020	250,000	(8)	922,500	40,000	(3)	147,600
Richard S. Cremona (14)	—	90,000 (9)	2.440	7/1/2020	200,000	(10)	738,000	40,000	(3)	147,600
Scott T. Goodrich	—	—	—	—	150,000	(11)	553,500	—		—
Benjamin S. Stump (14)	—	70,000 (4)	2.425	6/17/2020	100,000	(12)	369,000	35,000	(3)	129,150
Amy T. Forster	56,250	—	2.680	7/2/2014	22,500	(13)	83,025	10,000	(3)	36,900
	—	30,000 (4)	2.425	6/17/2020	5,250	(5)	19,373	—		—
	—	—	—	—	3,750	(6)	13,838	—		—
Brian S. Cooper	—	—	—	—	—		—	—		—

(1)
The market value is calculated by multiplying the number of shares that have not vested by $3.69, the closing price of the Class A Common Stock as of March 31, 2014, the last business day of fiscal year 2014.

(2)	Restricted stock unit award vests in equal annual installments of 25% per year commencing on April 4, 2012.

(3)
Consists of performance-based restricted stock unit awards ("PSUs") granted, in fiscal year 2014 pursuant to the 2004 Stock Incentive Plan. The number of PSUs earned, if any, can range between 0% to 200% of the target amount, depending on actual performance for fiscal years 2014 through 2017 (the “Performance Period”), compared to revenue and adjusted operating income targets. Following the close of each fiscal year in the Performance Period, the Compensation Committee will determine if any PSUs have been earned for that fiscal year on the “Certification Date,” which is the date our audited financial statements for the previous fiscal year are accepted by the Audit Committee. Any PSUs earned vest in annual increments during the Performance Period. Upon vesting, the PSUs convert into shares of Class A Common Stock on a one-for-one basis. The number of PSUs listed above is equal to the target number of PSUs.

(4)	Non-qualified stock option award vests in equal annual installments of 25% per year commencing on June 17, 2014.

(5)
Consists of performance-based restricted stock unit awards granted in fiscal year 2011 pursuant to the 2004 Stock Incentive Plan. The performance-based RSUs converted to shares of restricted Class A Common Stock based upon fiscal year 2011 achievement against a return on assets metric. On May 18, 2011, the first 25% of the performance awards vested and the remaining amount is scheduled to vest 25% annually on each subsequent April 1.

(6)	Restricted stock unit award vests in equal annual installments of 25% per year commencing on April 1, 2011.

(7)	Non-qualified stock option award vests in equal annual installments of 25% per year commencing on July 17, 2014.

(8)	Restricted stock unit award vests in equal annual installments of 25% per year commencing on July 17, 2014.

(9)	Non-qualified stock option award vests in equal annual installments of 25% per year commencing on July 1, 2014.

(10)	Restricted stock unit award vests in equal annual installments of 25% per year commencing on July 1, 2014.

(11)	Restricted stock unit award vests in equal annual installments of 25% per year commencing on March 1, 2015.

(12)	Restricted stock unit award vests in equal annual installments of 25% per year commencing on June 17, 2014.

(13)	Restricted stock unit award vests in equal annual installments of 25% per year commencing on April 1, 2013.

(14)	Messrs. Cremona and Stump resigned from the Company in fiscal year 2015; therefore, all equity awards that had not yet vested as of their resignation dates were forfeited.

OPTION EXERCISES AND STOCK VESTED

The table below includes certain information with respect to the exercise of stock options and the vesting of restricted stock units for the NEOs during fiscal year 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard S. Gilbert	—	—	198,000	399,855
Thomas P. Minichiello	—	—	—	—
Richard S. Cremona	—	—	—	—
Scott T. Goodrich	—	—	—	—
Benjamin S. Stump	—	—	—	—
Amy T. Forster	123,750	150,556	16,500	33,165
Brian S. Cooper	62,500	105,000	88,000	177,505

(1)	The amount reflects the number of shares exercised multiplied by the difference between the exercise price of the stock option and the average of the high and low stock prices on the exercise date.

(2)	The amount reflects the number of shares vested multiplied by the average of the high and low stock prices on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following tables summarize the estimated value of potential payments to each of our named executive officers under existing contracts, agreements, plans or arrangements assuming the triggering event or events indicated occurred on March 31, 2014.
Richard S. Gilbert
Chairman, President and Chief Executive Officer
The following table shows the potential payments to Mr. Gilbert upon termination or in connection with a change in control assuming a March 31, 2014 triggering event.

	Termination without Cause or for Good Reason following a change in control ($)	Change in Control without Termination ($)	Termination for Good Reason ($)	Termination without Cause ($)
Cash Compensation	2,312,500	—	2,312,500	2,312,500
Health Benefits	54,818	—	54,818	54,818
Stock Option Vesting Acceleration (1)	253,000	253,000	253,000	253,000
Stock Award Vesting Acceleration (2)	1,318,549	1,318,549	1,318,549	1,318,549
Total	3,938,867	1,571,549	3,938,867	3,938,867

(1)
The market value is calculated by multiplying the number of options that have not vested by the difference between $3.69, the closing price of the Class A Common Stock as of the last business day of fiscal year 2014, less the strike price of the option.

(2)	The market value is calculated by multiplying the number of shares that have not vested by $3.69, the closing price of the Class A Common Stock as of the last business day of fiscal year 2014.

Under the terms of Mr. Gilbert’s employment agreement, if we terminate Mr. Gilbert’s employment without cause or if Mr. Gilbert resigns for good reason, he will be entitled to receive as severance two years base salary, two times target bonus, continued health benefits at employee rates for two years, and a pro rata portion of his bonus based upon the actual bonus that would have been earned, as applicable, for the fiscal year in which the termination occurs. In addition, unvested outstanding equity awards as of the date of termination will become immediately vested, unless such awards are based upon the satisfaction of performance criteria, in which case they will only vest pursuant to their express terms.

All stock options, restricted stock and other equity-based incentive awards granted by the Company that are outstanding but not vested as of the date of a change of control, will become immediately vested and/or payable on such date unless the equity incentive awards are based upon satisfaction of performance criteria, in which case, they will only vest pursuant to their express terms. Further, if within one year following a change of control, Mr. Gilbert’s employment is terminated by us for any reason other than cause or for good reason, the executive’s stock options shall be exercisable for the lesser of the remaining option term or one year after the date of such termination.

Mr. Gilbert is subject to a non-competition covenant for one year following termination as a condition of receiving severance, unless he is terminated by us without cause or resigns with good reason within one year following a change of control. Mr. Gilbert’s estate is the beneficiary of a $1.0 million life insurance policy paid for by the Company.

Thomas P. Minichiello
Senior Vice President, Chief Financial Officer, Treasurer and Secretary
The following table shows the potential payments to Mr. Minichiello upon termination or in connection with a change in control assuming a March 31, 2014 triggering event.

	Termination without Cause or for Good Reason following a change in control ($)	Change in Control without Termination ($)	Termination for Good Reason ($)	Termination without Cause ($)
Cash Compensation	910,761	—	670,761	670,761
Health Benefits	41,272	—	41,272	41,272
Stock Option Vesting Acceleration (1)	102,150	—	—	—
Stock Award Vesting Acceleration (2)	1,060,801	—	—	—
Total	2,114,984	0	712,033	712,033

(1)
The market value is calculated by multiplying the number of options that have not vested by the difference between $3.69, the closing price of the Class A Common Stock as of the last business day of fiscal year 2014, less the strike price of the option.

(2)	The market value is calculated by multiplying the number of shares that have not vested by $3.69, the closing price of the Class A Common Stock as of the last business day of fiscal year 2014.

Under the terms of Mr. Minichiello’s employment agreement, if we terminate Mr. Minichiello's employment without cause or if Mr. Minichiello resigns for good reason, he will be entitled to receive as severance one year's base salary (150% of base salary following a change in control), one year target bonus (150% of the target bonus following a change in control), continued health benefits at employee rates for one year, and a pro rata portion of his bonus based upon the actual bonus that would have been earned, as applicable, for the fiscal year in which the termination occurs.

Mr. Minichiello is subject to a non-competition covenant during the term of his employment and for an additional one year period if, following termination of his employment with the Company, he is entitled to receive severance or if the Company elects to pay him severance even if he would not otherwise be entitled to such payments. Mr. Minichiello is subject to a non-solicitation covenant with respect to the Company's employees for one year following termination of his employment whether or not he is entitled to severance pay.

In the event of termination without cause or for good reason following a change of control, unvested outstanding equity awards as of the date of termination will become immediately vested, pursuant to their express terms.

Richard S. Cremona
Former Senior Vice President and Chief Operating Officer
Mr. Cremona resigned as our Senior Vice President and Chief Technology Officer effective July 8, 2014. Mr. Cremona's unvested restricted stock units, performance-based restricted stock units and stock options expired as of his resignation date. Mr. Cremona has three months from his resignation date to exercise his vested stock options. Mr. Cremona is subject to a non-solicitation covenant with respect to the Company's employees for one year following termination of his employment.
The following table shows the potential payments to Mr. Cremona upon termination or in connection with a change in control assuming a March 31, 2014 triggering event.

	Termination without Cause following a change in control ($)	Change in Control without Termination ($)	Termination for Good Reason ($)	Termination without Cause ($)
Cash Compensation	235,625	—	—	235,625
Health Benefits	18,807	—	—	18,807
Stock Award Vesting Acceleration (1)	876,301	—	—	—
Total	1,130,733	0	0	254,432

(1)	The market value is calculated by multiplying the number of shares that have not vested by $3.69, the closing price of the Class A Common Stock as of the last business day of fiscal year 2014.

Under the terms of Mr. Cremona's offer letter, if we were to have terminated Mr. Cremona's employment without cause, he would have been entitled to receive as severance a lump-sum payment equal to 50% of the sum of: (A) one year's base salary, and (B) Mr. Cremona's target cash bonus, as applicable, for the fiscal year in which the termination occurs. Mr. Cremona would have also been eligible to receive health benefits at employee rates for six months.

In the event of termination without cause or for good reason following a change of control, unvested stock awards would have become immediately vested.

Scott T. Goodrich and Benjamin S. Stump

Mr. Goodrich does not have an employment agreement with us. In the event of termination without cause or for good reason following a change in control of the Company, unvested stock awards held by Mr. Goodrich will become immediately vested. The market value of Mr. Goodrich's stock awards that would vest, using the closing price of the Company’s common stock as of the last business day of fiscal year 2014, is $553,500.
Mr. Stump, who resigned as our Senior Vice President and Chief Technology Officer effective June 27, 2014, did not have an employment agreement with us. Mr. Stump's unvested restricted stock units, performance-based restricted stock units and stock options expired as of his resignation date. Mr. Stump has three months from his resignation date to exercise his vested stock options.
Amy T. Forster
Vice President and Corporate Controller (former interim Chief Financial Officer)

The following table shows the potential payments to Ms. Forster upon termination or in connection with a change in control assuming a March 31, 2014 triggering event.

	Termination without Cause following a change in control ($)	Change in Control without Termination ($)	Termination for Good Reason ($)	Termination without Cause ($)
Cash Compensation	190,000	—	—	190,000
Health Benefits	27,509	—	—	27,509
Stock Award Vesting Acceleration (1)	150,811	—	—	—
Total	368,320	0	0	217,509

(1)	The market value is calculated by multiplying the number of shares that have not vested by $3.69, the closing price of the Class A Common Stock as of the last business day of fiscal year 2014.

Under the terms of Ms. Forster's severance agreement, if we terminate her employment without cause, she will be entitled to receive as severance an amount equal to twelve months base salary payable in regular installments at the time salary would have been payable. Ms. Forster will also be eligible to receive health benefits at employee rates for the period during which she is receiving severance payments. Ms. Forster is subject to a non-solicitation covenant with respect to the Company's employees for one year following termination of her employment whether or not she is entitled to severance pay.

In the event of termination without cause or for good reason following a change of control, unvested stock awards will become immediately vested.

Brian S. Cooper
Former Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Mr. Cooper resigned as our Senior Vice President, Chief Financial Officer, Treasurer and Secretary effective May 24, 2013. Mr. Cooper's unvested restricted stock and unvested restricted stock units expired as of his resignation date. Mr. Cooper was subject to a no solicitation covenant for one year following the termination of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In fiscal year 2014, no interlocking relationships existed between our Board of Directors or Compensation Committee and the compensation committee of any other company.

DIRECTOR COMPENSATION
The annual retainer for all non-employee directors is $40,000. Annual retainers for committee chairpersons are as follows: Chairman of the Board (if non-employee) -- $20,000; Chair of the Audit Committee -- $10,000; Chair of the Compensation Committee -- $10,000. Annual retainers for the members of committees were approved as follows: Member of the Audit Committee -- $5,000, and Member of the Compensation Committee -- $5,000. The Chair and Members of the Corporate Governance and Nominating Committee do not receive additional compensation. There is no separate compensation for meeting attendance. In addition, all directors may be reimbursed for expenses incurred in connection with attendance at Board and Committee meetings. Directors who are employees of the Company do not receive additional compensation for service as directors. In addition, non-employee directors are eligible to receive awards under our 2004 Stock Incentive Plan. On a director’s initial appointment date, non-employee directors were each granted 20,000 restricted shares, with 25% vesting on each annual anniversary date of the grant. On April 1 of each subsequent year, another 10,000 restricted shares shall be granted to each non-employee director with 25% vesting on each annual anniversary of their respective grant dates.
Director Summary Compensation Table
The following table details the total compensation for non-employee directors for fiscal year 2014.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Total ($)
Kirk R. Brannock(4)	45,000	20,100	65,100
Robert W. Foskett(5)	40,000	20,100	60,100
James M. Froisland(5)	50,000	20,100	70,100
J. Thomas Gruenwald(6)	25,000	69,000	94,000
Dennis O. Harris(5)	47,500	20,100	67,600
Martin D. Hernandez(5)	45,000	20,100	65,100
Eileen A. Kamerick(5)	50,000	20,100	70,100
Robert C. Penny III(7)	40,000	20,100	60,100

(1)
Richard S. Gilbert, our Chief Executive Officer, is not included in this table because he is an employee of the Company and received no additional compensation for his service as chairman and director. The compensation received by Mr. Gilbert as our employee is shown in the Summary Compensation Table. Fared Adib is not included in the table because he was elected as a director subsequent to the end of fiscal year 2014.

(2)
Reflects the aggregate grant date fair value as determined under ASC 718. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for fiscal year 2014 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 23, 2014, except the figures do not include a forfeiture rate.

(3)	The equity portion of the annual grant to directors vests annually on the date of grant over a four-year period.

(4)	As of March 31, 2014, Mr. Brannock had 27,500 shares of unvested restricted stock.

(5)	As of March 31, 2014, each director had 25,000 shares of unvested restricted stock.

(6)	Mr. Gruenwald was appointed to the Board effective October 4, 2013. As of March 31, 2014, Mr. Gruenwald had 20,000 shares of unvested restricted stock.

(7)	As of March 31, 2014, Mr. Penny had 25,000 shares of unvested restricted stock and 20,000 stock options outstanding.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of March 31, 2014, with respect to shares of our Class A Common Stock that may be issued under equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(1)	Weighted-average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance (excluding securities reflected in the first column) (#)
Equity compensation plans approved by security holders	3,799,445	2.02	3,131,192
Equity compensation plans not approved by security holders	—	—	—
Total	3,799,445	2.02	3,131,192
(1) Includes outstanding options, RSUs and PSUs. PSUs included in this number are at the target number of shares that could be issued.
(2) Represents weighted-average exercise price of outstanding options.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On April 1, 2013, Westell acquired Kentrox for an aggregate purchase price of $30.0 million (less $3 million held in escrow), plus a $1.3 million working capital adjustment.  Richard S. Cremona, Westell’s former Senior Vice President and Chief Operating Officer, previously served as President and Chief Executive Officer, and also as a director, of Kentrox.   In connection with the Kentrox acquisition, Kentrox stock options held by Mr. Cremona were canceled in exchange for approximately $1.0 million (subject to adjustment), an amount equal to the per share consideration paid for Kentrox, less the exercise price of the options. The $30.0 million aggregate purchase price included an aggregate carve-out pool of approximately $2.0 million (subject to adjustment) payable to certain employees and affiliates of Kentrox.  Of this amount, approximately $1.8 million was paid at closing and the remainder is subject to escrow.  Pursuant to the terms of the transaction, Benjamin S. Stump, our former Senior Vice President and Chief Technology Officer, was allotted approximately 24% of the carve-out pool.

On March 1, 2014, Westell acquired CSI for $39.0 million, which amount is subject to working capital adjustments and escrow.  Scott T. Goodrich, Westell’s Senior Vice President and President, CSI, is one of the founders  of CSI.  Mr. Goodrich owned approximately 23% of the outstanding shares of CSI prior to the acquisition.  In connection with the CSI acquisition, Mr. Goodrich received a pro rata amount of the consideration in exchange for his shares of CSI, with a portion of the consideration being held in escrow.

We do not currently have written policies and procedures with respect to the approval of related-party transactions. Our practice with respect to related-party transactions has been that all transactions between the Company and any related person will be reviewed and approved by the Audit Committee. All proposed related-party transactions are generally reported to senior management, who assist in gathering the relevant information about the transaction, and present the information to the Audit Committee. The Audit Committee then determines whether the transaction is a related person transaction and approves, ratifies, or rejects the transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on a review of documents in our possession and on written representations from reporting persons, we believe that during fiscal year 2014, all such persons filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act of 1934.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees. In addition, the Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the PCAOB (Communicating with Audit Committees Concerning Independence), and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with our independent auditors the scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal control, and the overall quality of our financial reporting.

The Audit Committee has reviewed with the Company’s internal audit function the evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended
March 31, 2014, for filing with the SEC. The Audit Committee and the Board have also recommended that stockholders ratify the selection of Ernst & Young as our independent auditors for fiscal year 2015.

During fiscal year 2014, management documented, tested and evaluated internal controls pursuant to the requirements of the Sarbanes-Oxley Act of 2002. Management and Ernst & Young kept the Audit Committee apprised of our progress. Management has provided the Audit Committee with a report on the effectiveness of internal controls.

The Audit Committee is governed by a charter which is available in the corporate governance section under Investors on our website at www.westell.com. The Board of Directors has determined that the current members of the Audit Committee each qualify as an “audit committee financial expert” as defined under Regulation S-K and that each of them is “independent” as the term is used in the NASDAQ listing standards applicable to audit committee members.

Respectfully Submitted By:

The Audit Committee
Eileen A. Kamerick (Chair)
James M. Froisland
Martin D. Hernandez

Fees to the Company’s Auditors

Set forth below is a summary of certain fees paid to our independent auditors, Ernst & Young LLP, for services for the fiscal years 2014 and 2013.

Fee Category	Fiscal 2014	Fiscal 2013
Audit Fees	$953,459	$571,186
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$953,459	$571,186
Audit Fees

Audit fees were for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Reports on Form 10-K and the review of our quarterly financial statements set forth in our Quarterly Reports on Form 10-Q.

Approval of Services Provided by Independent Registered Public Accounting Firm

The Audit Committee has considered whether the services provided under other non-audit services are compatible with maintaining the auditor’s independence and has determined that such services are compatible. The Audit Committee has adopted policies and procedures for pre-approving all non-audit work performed by Ernst & Young. The Committee will annually pre-approve services in specified accounting areas. The Committee also annually approves the budget for the annual generally accepted accounting principals (GAAP) audit.

PROPOSALS OF STOCKHOLDERS
A stockholder proposal to be included in our Proxy Statement and presented at the 2015 Annual Meeting must be received at our executive offices, 750 North Commons Drive, Aurora, Illinois 60504 no later than April 9, 2015, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.
Stockholders wishing to nominate a director or bring a proposal before the 2015 Annual Meeting (but not include the proposal in our Proxy Statement) must cause written notice of the proposal to be received by the Secretary of the Company at our principal executive offices in Aurora, Illinois, no later than July 18, 2015, as well as comply with certain provisions of the Company’s bylaws. In order for a stockholder to nominate a candidate for director, such notice must describe various matters regarding the nominee and the stockholder giving the notice, including such information as name, address, occupation and shares held. In order for a stockholder to bring other business before a stockholders meeting, the notice for such meeting must include various matters regarding the stockholder giving the notice and a description of the proposed business. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our Proxy Statement.

FINANCIAL INFORMATION

We have furnished financial statements to stockholders in the 2014 Form 10-K, which accompanies this Proxy Statement. In addition, we will promptly provide, without charge to any stockholder, on the request of such stockholder, an additional copy of the 2014 Form 10-K. Written requests for such copies should be directed to Westell Technologies, Inc., Attention: Thomas P. Minichiello, Chief Financial Officer, 750 North Commons Drive, Aurora, Illinois 60504; telephone number (630) 898-2500.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors knows of no other business that may come before the annual meeting. However, if any other matters are properly presented to the meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.

By Order of the Board of Directors
Thomas P. Minichiello
Senior Vice President, Chief Financial Officer,
Treasurer and Secretary

Date: July 29, 2014

WESTELL TECHNOLOGIES, INC.
c/o BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.
P. O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, September 15, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, September 15, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Richard S. Gilbert
02 Fared Adib
03 Robert W. Foskett
04 J. Thomas Gruenwald
05 Dennis O. Harris
06 Martin D. Hernandez
07 Eileen A. Kamerick
08 Robert C. Penny III

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2 Ratification of the appointment of independent auditors.	☐	☐	☐
3 Advisory vote to approve executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions) ☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000217340_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

WESTELL TECHNOLOGIES, INC.
Annual Meeting of Stockholders
September 16, 2014 10:00 AM CDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Richard S. Gilbert and Thomas P. Minichiello, and each of them, proxies with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all Class A Common Stock and/or Class B Common Stock held of record by the undersigned in Westell Technologies, Inc., upon all subjects that may properly come before the annual meeting, and at any adjournments thereof, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. The votes entitled to be cast by the undersigned will be cast in the direction of the proxy holders on any other matter that may properly come before the meeting and any adjournement thereof.

The undersigned hereby revokes any proxy heretofore given and acknowledges receipt of the proxy statement for the annual meeting.

This proxy, when properly executed will be voted in the manner directed by the undersigned. If no direction is made, this proxy will be voted by the proxies "FOR ALL" nominees named in Proposal 1, "FOR" Proposals 2 and 3, and in their discretion on any other matters properly brought to a stockholder vote at the meeting.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000217340_2 R1.0.0.51160